TO BE RELEASED:

8:15 a.m., Thursday, September 18, 1997



Duggan to Retire at Year-End



Indiana, Pennsylvania (Nasdaq NMS:STBA) - The Board of

Directors of S&T Bancorp announced at its September Board

meeting that it has accepted Robert D. Duggan's retirement

plans.  Duggan intends to retire as chief executive officer of the Corporation and S&T Bank, effective December 31, 1997.

Duggan has been the chief executive officer of S&T Bancorp

and S&T Bank since 1982.  He will remain the chairman of

both Boards of Directors.  Duggan will be 65 in February,

1998.



The Board of Directors stated, "Bob has done a tremendous

job in leading this organization for 17 years.  When he joined

S&T in 1980, after 21 years with the Federal Reserve, it was a $200 million bank with offices located in Indiana, Saltsburg and Punxsutawney.  Today, S&T has over $1.8 billion in

assets with 38 offices in six Western Pennsylvania counties.

More importantly, S&T has a strong customer service culture

and has generated financial performance second to none.  It is consistently recognized as one of the best bank holding

companies for its size in the country, thanks in large part to

Bob's leadership."



James C. Miller, president and chief operating officer of S&T

Bancorp and S&T Bank, will become chief executive officer of both organizations, effective January 2, 1998.  Mr. Miller has been the chief operating officer of the holding company and

the bank since 1993.  Mr. Miller joined S&T Bank in 1983,

when S&T acquired Unibank in Brookville, PA where he was

an Executive Vice President.



Miller added, "While Bob will be retiring as the chief executive officer, he will continue to play a very important role for S&T going forward.  In addition to his ongoing responsibilities as chairman, I am very pleased that Bob will continue to actively support S&T's merger and acquisition strategy and be available to provide advice and counsel to our senior management

staff.


Headquartered in Indiana, PA, S&T Bank, the principal

subsidiary of S&T Bancorp, Inc., operates 38 offices within

Allegheny, Armstrong, Clearfield, Indiana, Jefferson and

Westmoreland counties.  With assets of $1.8 billion, S&T

Bancorp stock trades on the Nasdaq National Market System

under the symbol STBA.